Exhibit 4.3

GUARANTEE

by

AGILENT TECHNOLOGIES, INC.

in favor of

U.S. BANK NATIONAL ASSOCIATION,

as Trustee for the Holders of the Securities Specified Below of

KEYSIGHT TECHNOLOGIES, INC.

3.300% Senior Notes due 2019
4.550% Senior Notes due 2024

October 15, 2014

GUARANTEE, dated as of October 15, 2014 (as amended from time to time, this “Guarantee”), made by Agilent Technologies, Inc., a Delaware corporation (the “Guarantor”), in favor of (a) the Holders (as defined in the Indenture (as defined below)) of the (i) the 3.300% Senior Notes due 2019 and (ii) the 4.550% Senior Notes due 2024 (collectively, the “Securities”), issued by Keysight Technologies, Inc., a Delaware corporation (the “Issuer”) on October 15, 2014, and (b) U.S. Bank National Association (the “Trustee”), as trustee under the Indenture with respect to the Securities.

WITNESSETH:

Section 1.                                          Guarantee.  The Guarantor hereby unconditionally guarantees to the Holders from time to time of the Securities and to the Trustee the full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the principal of, premium, if any, on and interest on each series of Securities and, to the extent permitted by law, interest on overdue interest or premium (the “Obligations”), according to the terms of the Securities and as set forth in the Indenture dated as of the date hereof (as amended, modified or otherwise supplemented from time to time with applicability to the Securities, the “Indenture”), between the Issuer and the Trustee, in each case subject to any applicable grace period or notice requirement or both.  The guarantee hereunder constitutes a guarantee of payment and not of collection.

Section 2.                                          Guarantee Absolute.  The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Indenture and the Securities, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Trustee or the Holders of the Securities with respect thereto.  The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(a)                                 any lack of validity or enforceability of the Indenture, the Securities or any other agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; or any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Issuer or a guarantor (other than a defense of payment in full and other than as set forth in Section 3 hereof).

The obligation of the Guarantor to make any payment hereunder may be satisfied by causing the Issuer to make such payment.

Section 3.                                          Termination of Guarantee.

(a)                                 This Guarantee shall terminate and be released, and the obligations of the Guarantor under this Guarantee shall cease to exist, with respect to a particular series of Securities, upon payment in full of the Obligations with respect to such series of Securities.

(b)                                 Unless earlier terminated and released pursuant to Section 3(a), this Guarantee shall automatically and unconditionally terminate and be released, and all obligations of the Guarantor under this Guarantee shall automatically cease to exist, without any further action from the Trustee, any Holder of Securities or any other person, upon the earliest to occur of (i) the distribution by the Guarantor to its shareholders of 100% of the outstanding shares of Issuer’s common stock (with cash in lieu of any fractional shares) (the “Distribution”), (ii) the Guarantor ceasing to be the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of more than 50% of the combined voting power of Issuer’s voting stock, or other voting stock into which Issuer’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares (the “Control Event”), and (iii) with respect to any series of Securities, the consummation of a satisfaction and discharge, a legal defeasance or a covenant defeasance relating to such series of Securities in accordance with the provisions of the Indenture.  The Trustee and each Holder of the Securities shall be deemed to consent to such termination and release, without any action on the part of the Trustee or any Holder of the Securities or any other person, upon the Distribution, a Control Event, satisfaction and discharge, legal defeasance, or covenant defeasance, as applicable.

Section 4.                                          Waiver; Subrogation.

(a)                                 The Guarantor hereby waives notice of acceptance of this Guarantee, diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding filed first against the Issuer, protest or notice with respect to the Securities or the indebtedness evidenced thereby and all demands whatsoever.

(b)                                 The Guarantor shall be subrogated to all rights of the Trustee or the Holders of any Securities against the Issuer in respect of any amounts paid to the Trustee or such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of, or based upon, such right of subrogation until all Obligations shall have been paid in full.

Section 5.                                          No Waiver; Remedies.

(a)                                 No failure on the part of the Trustee or any Holder of any series of Securities to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b)                                 The rights of the Holders of the Securities to enforce or institute any action under this Guarantee, or to direct the Trustee to do so, shall be subject to the terms of the Indenture (including Section 4.07 thereof) as if this Guarantee were set forth therein.

Section 6.                                          Transfer of Interest.  This Guarantee shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by any Holder of Securities, the Trustee, and by their respective successors, transferees and assigns, pursuant to the terms hereof.  This Guarantee shall not be deemed to create any right in, or to be in whole or in part for the benefit of, any other person.

Section 7.                                          Amendment.

(a)                                 The Guarantor and the Trustee may amend this Guarantee at any time for any purpose without the consent of any Holder of Securities of any series; provided, however, that if such amendment adversely affects the rights of the Holders of any series of Securities in any material respect, the prior written consent of each Holder of each affected series of Securities shall be required.

(b)                                 No amendment or modification in respect of this Guarantee will be effective unless in writing and executed by each of the parties hereto.

(c)                                  In executing any amendment permitted by this Section 7, the Trustee shall be entitled to receive, and (subject to Section 5.01 of the Indenture) shall be fully protected in relying upon, in addition to the documents required by Section 1.02 of the Indenture, an Opinion of Counsel (as defined in the Indenture) stating that the execution of such amendment is authorized or permitted by this Section 7.

(d)                                 Upon the execution of any amendment under this Section 7, this Guarantee shall be deemed to be modified and amended in accordance therewith, and such amendment shall form a part of this Guarantee for all purposes; and the respective rights, limitation of rights, duties, powers, trusts and immunities under this Guarantee of the Trustee, Agilent and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be determined, exercised and enforced thereunder to the extent provided therein.

(e)                                  The Trustee shall not be obligated to enter into any amendment which adversely affects in any material respect the Trustee’s own rights, duties or immunities under the Guarantee in a manner which is not reasonably acceptable to the Trustee.

Section 8.                                          Governing Law.  THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.                                          No Recourse Against Others.  A director, officer, employee, stockholder, partner or other owner of the Guarantor, as such, shall not have any liability for any obligations of the Guarantor under this Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10.                                   Reports by Guarantor.

(a)                                 The Guarantor shall file with the Trustee and the Securities and Exchange Commission (the “Commission”), and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended (the “TIA”) at the times and in the manner provided pursuant to the TIA; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, shall be filed with the Trustee within 15 days after the same is so filed with the Commission.

(b)                                 If the Guarantor is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Guarantor shall furnish to all Holders of the Securities, for so long as such Securities constitute “restricted securities” under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and prospective purchasers of such Securities designated by the Holders thereof, promptly upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act.

Section 11.                                   Separability.  In case any provision in this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 12.                                   Headings.  The section headings of this Guarantee have been inserted for convenience of reference only, are not to be considered a part of this Guarantee and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.                                   Notices, Etc., to the Guarantor.  Any request, demand, authorization, direction, notice, consent, waiver or Act (as defined in the Indenture) of Holders or other document provided or permitted by this Guarantee to be made upon, given or furnished to, or filed with, the Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Guarantor addressed to the address last furnished in writing to the Trustee by the Guarantor, or, if no such address has been furnished, to: Agilent Technologies, Inc. 5301 Stevens Creek Blvd., Santa Clara, California 95051 Attention: Treasurer.

Section 14.                                   Rights of the Trustee.  The Trustee shall have no duties under this Guarantee other than those expressly set forth herein, and in entering into or in taking (or forbearing from) any action under or pursuant to the Guarantee, the Trustee shall have and be protected by all of the rights, powers, immunities, indemnities and other protections granted to it under the Indenture.

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

AGILENT TECHNOLOGIES, INC.

		By:	/s/ Guillermo Guilano
Name: Guillermo Guilano
Title: Treasurer

Agreed and Accepted:

U.S. BANK NATIONAL ASSOCIATION
as Trustee under the Indenture

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

[Signature Page to Guarantee]